Exhibit 10.3

ADDENDUM TO CHANGE IN CONTROL AGREEMENT

The Change in Control Agreement between SunGard Data Systems Inc. and the Executive dated as of December 15, 2004 (“Change in Control Agreement”) is supplemented by this Addendum. Capitalized terms used but not defined in this Addendum have the meaning given to them in the Change in Control Agreement.

A. If the Spin-off is not completed by October 31, 2005 and, on or before January 31, 2006, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for any reason or no reason, then the Executive shall be entitled to 36 months of continuation of the Executive’s then current base salary, paid in equal installments in accordance with the Company’s then current payroll practices, as well as the continuation of group health benefits at the Company’s expense for such 36-month period. If the Executive receives salary and benefits continuation under this paragraph A, then the Executive shall comply with the provisions of Section 6.3 of the Change in Control Agreement during the 36-month continuation period.

B. If the Executive receives compensation and benefits under Section 4.1 of the Change in Control Agreement, then the Executive shall not be eligible to receive salary and benefits continuation under paragraph A of this Addendum. If the Executive receives salary and benefits continuation under paragraph A of this Addendum and then becomes eligible for compensation and benefits under Section 4.1 of the Change in Control Agreement, then any amounts due under Section 4.1 of the Change in Control Agreement shall be offset by the amounts received by the Executive under paragraph A of this Addendum.

Witness the due execution hereof as of the Effective Date.

SunGard Data Systems Inc.

By: /s/ Cristóbal Conde

      Cristóbal Conde

      President and Chief Executive Officer

Executive:

/s/ Michael J. Ruane

     Michael J. Ruane

     Senior Vice President-Finance and Chief Financial Officer